Exhibit (a)(1)(G)

Offer to Purchase for Cash by

Highlands REIT, Inc.

of

Up to $20 million in Value of Shares of its Common Stock

At a Purchase Price of Not Greater Than $0.17 Nor Less Than $0.12 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

11:59 P.M., NEW YORK CITY TIME, NOVEMBER 21, 2023

(THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED OR WITHDRAWN

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING

TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER

TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

October 24, 2023

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated October 24, 2023, of Highlands REIT, Inc., a Maryland corporation (the “Company”), and a related Letter of Transmittal. Together these documents constitute the “Offer.” The Company is offering to purchase up to $20 million in shares of its outstanding common stock (the “Shares”), upon the terms and subject to the conditions set forth in the Offer.

We are the registered holder of Shares held for your account. In order to tender your Shares, you must either submit an instruction to tender your Shares via your stockholder portal, subject to the approval of your broker, dealer, commercial bank, trust company, custodian or other nominee (any such entity, your “Custodian”), or cause the Letter of Transmittal to be physically delivered, including the signatures of your Custodian, including their medallion guarantee stamp, signifying approval of the submission. Such stockholders are urged to consult such Custodian as soon as possible if they wish to tender Shares.

Your attention is called to the following:

(1)	You may tender your Shares at prices not greater than $0.17 nor less than $0.12 per Share, as indicated in the attached instruction form, to you in cash, less any applicable withholding taxes and without interest.
(2)	The Offer is not conditioned upon any minimum number of Shares being tendered.
(3)	Upon the terms and subject to the conditions of the Offer, including proration and “odd lot” provisions, the Company will purchase all Shares validly tendered (and not withdrawn) on or prior to the Expiration Date, provided that the total number of Shares tendered does not exceed $20 million.
(4)	Tendering stockholders will not be obligated to pay stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer, except in the instances described in Section 5, “Purchase and Payment for Tendered Shares,” of the Offer to Purchase.

If you wish to have us tender any of or all your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

Neither the Company nor its Board of Directors is making any recommendation to any stockholder whether to tender or refrain from tendering Shares in the Offer. Each stockholder is urged to read and evaluate the Offer and accompanying materials carefully.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the accompanying Offer to Purchase, dated October 24, 2023 (the “Offer to Purchase”), and Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase and the website established for purposes of effectuating the offer, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Highlands REIT, Inc., a Maryland corporation (the “Company”), to purchase up to $20 million in value of its common stock, par value $0.01 per share (the “Shares”), at a price not greater than $0.17 nor less than $0.12 per Share, to the seller in cash, less any applicable withholding taxes and without interest.

The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

AGGREGATE NUMBER OF SHARES TO BE TENDERED: ☐ All Shares held for the undersigned; or _______________ Shares (Enter number of Shares to be tendered).

1.	Tendering ALL Shares at ONE price

TENDER PRICE: (DOLLARS PER SHARE)	$0.12	$0.13	$0.14	$0.15	$0.16	$0.17
(check ONLY ONE box to tender ALL shares at the indicated price per share)	☐	☐	☐	☐	☐	☐

--- OR ---

2.	Tendering fewer than all Shares or tendering Shares at more than one price

TENDER PRICE: (DOLLARS PER SHARE)	$0.12	$0.13	$0.14	$0.15	$0.16	$0.17
(check the number of Shares per price in whole Shares only)	_____	_____	_____	_____	_____	_____

NOTE:	If you are completing box 2, the total number of Shares tendered cannot exceed the total number of Shares you own. Enter whole Shares only. See Section 9 of the Offer to Purchase for the treatment of any fractional Shares.

PLEASE SIGN HERE

Dated:            , 2023

Name(s):
(please print)

Address:
City	State	Zip Code

Area Code and Telephone Number:

Employer Identification or Social Security Number: